Exhibit 5

May 4, 2004

Pogo Producing Company
5 Greenway Plaza
Suite 2700
Houston, Texas 77046

Ladies and Gentlemen:

        As set forth in the Registration Statement on Form S-8 ("Registration Statement"), filed by Pogo Producing Company, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 2,000,000 shares of the Company's Common Stock, par value $1 per share (the "Shares") which may be issued pursuant to the 2004 Incentive Plan of Pogo Producing Company (the "Plan"), certain legal matters in connection with the registration of the Shares are being passed upon by me.

        I have acted as counsel for the Company in connection with the registration of the Shares. In such capacity, I have examined the Company's Restated Certificate of Incorporation and its Bylaws, as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents as a basis for the opinions hereinafter expressed.

        Based upon my examination as aforesaid, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, I am of the opinion that:

        In the case of Shares originally issued by the Company pursuant to the terms of the Plan, following due authorization of a particular award thereunder by a duly constituted and acting committee of the Board of Directors of the Company as provided in and in accordance with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such award including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors or a duly constituted and acting committee thereof as provided therein, such Shares will be validly issued, fully paid and nonassessable and free of preemptive rights.

        The opinion expressed herein is limited to the corporate laws of the state of Delaware, including the statutory provisions of the General Corporation Law, the applicable provisions of the Delaware Constitution, the federal laws of the United States of America and the reported judicial decisions interpreting these laws.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the caption "Interests of Named Experts and Counsel." In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                      Yours very truly,

                      /s/ MICHAEL J. KILLELEA